Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 1, 2005, with respect to the consolidated financial statements and schedule of Renal Care Group, Inc. included in Amendment No. 1 to the Registration Statement (Form F-4 No. 333-128899) and related Prospectus of Fresenius Medical Care AG for the conversion of certain Fresenius Medical Care AG non-voting preference shares into voting ordinary shares.
/s/ Ernst & Young LLP
Nashville, Tennessee
November 15, 2005